Exhibit 3.1
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
KKR & CO. INC.

KKR & Co. Inc., a corporation organized and existing under the laws of the State of Delaware, pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, as it may be amended (the “DGCL”), hereby certifies as follows:

1.          The name of this corporation is KKR & Co. Inc.  The original certificate of incorporation of the corporation was filed and became effective on October 5, 2021. The name under which this corporation was originally incorporated is KKR Aubergine Inc.

2.           This Second Amended and Restated Certificate of Incorporation  (this “Certificate of Incorporation”) was duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL and by the written consent of the requisite stockholder of the corporation entitled to vote thereon in accordance with Section 228 of the DGCL.

3.           This Certificate of Incorporation amends and restates the Amended and Restated Certificate of Incorporation of the corporation, which was filed and became effective on May 31, 2022, to read in its entirety as follows:

ARTICLE I
NAME

The name of the corporation is KKR & Co. Inc. (the “Corporation”).

ARTICLE II
REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is c/o Maples Fiduciary Services (Delaware) Inc., 4001 Kennett Pike, Suite 302, County of New Castle, Wilmington, Delaware 19807. The name of the registered agent at such address is Maples Fiduciary Services (Delaware) Inc.

ARTICLE III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV
AUTHORIZED STOCK

Section  4.01       Capitalization. (a) The total number of shares of all classes of stock that the Corporation shall have authority to issue is 5,000,000,000 which shall be divided into two classes as follows:

(i)	3,500,000,000 shares of common stock, $0.01 par value per share (“Common Stock”); and

(ii)
1,500,000,000 shares of preferred stock, $0.01 par value per share (“Preferred Stock”), of which (x) 1 share is designated as “Series I Preferred Stock” (“Series I Preferred Stock”) and (y) the remaining 1,499,999,999 shares may be designated from time to time in accordance with this Article IV.

(b)          The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) solely with the approval of the Series I Preferred Stockholder and, in the case of any increase in the number of authorized shares of Series I Preferred Stock, holders of a majority of the voting power of the Outstanding Designated Stock, in each case, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no other vote of the holders of the Common Stock or any other series of Preferred Stock, voting together or separately as a class, shall be required therefor, unless a vote of the holders of any such class, classes or series is expressly required pursuant to this Certificate of Incorporation.

Section  4.02       Preferred Stock. The Board of Directors of the Corporation (the “Board of Directors”) is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix, without further stockholder approval (except as may be required by Article XIII  or any certificate of designation relating to any series of Preferred Stock), the designation of such series, the powers (including voting powers), preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of such series of Preferred Stock and the number of shares of such series, which number the Board of Directors may, except where otherwise provided in the designation of such series, increase (but not above the total number of shares of Preferred Stock then authorized and available for issuance and not committed for other issuance) or decrease (but not below the number of shares of such series then outstanding). The powers, preferences and relative, participating, optional and other special rights of, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock, if any, may differ from those of any and all other series at any time Outstanding.

ARTICLE V
TERMS OF COMMON STOCK

Section  5.01       General. Except as otherwise required by law or as expressly provided in this Certificate of Incorporation, each share of Common Stock shall have the same powers, privileges and rights and shall rank equally, share ratably and be identical in all respects as to all matters, with each other share of Common Stock.

Section  5.02         Voting. Each holder of Common Stock, as such, shall not have any voting rights or powers, either general or special, except as required by the DGCL or as expressly provided in this Section 5.02 or Sections 6.01, 6.02 or 6.03. Each record holder of Common Stock shall have one vote for each share of Common Stock that is Outstanding in his, her or its name on the books of the Corporation on all matters on which holders of Common Stock are entitled to vote.

Section  5.03         Dividends. Subject to applicable law and the rights, if any, of the holders of any Outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid ratably on the Common Stock out of the assets of the Corporation that are legally available for this purpose at such times and in such amounts as the Board of Directors in its discretion shall determine.

Section  5.04      Liquidation. Upon a Dissolution Event, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of any Outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such Dissolution Event, the holders of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

Section  5.05         Shares Reserved for Issuance. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock such number of shares of Common Stock that shall from time to time be sufficient to effect the exchange of Group Partnership Units for shares of Common Stock; provided, that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the exchange of the Group Partnership Units by delivery of purchased shares of Common Stock that are held in the treasury of the Corporation.

ARTICLE VI
VOTING RIGHTS AND CERTAIN TRANSACTIONS

Section  6.01         Sales, Exchanges or Other Dispositions of the Corporation’s Assets. Except as provided in Section 5.04 and Section 6.02, the Corporation may not sell, exchange or otherwise dispose of all or substantially all of the Corporate Group’s assets, taken as a whole, in a single transaction or a series of related transactions, without the approval of the Series I Preferred Stockholder and the holders of a majority of the voting power of Outstanding Designated Stock; provided, however, that this Section 6.01 shall not preclude or limit the Corporation’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Corporate Group (including for the benefit of Persons other than the members of the Corporate Group, including Affiliates of the Series I Preferred Stockholder) and shall not apply to any forced sale of any or all of the assets of the Corporate Group pursuant to the foreclosure of, or other realization upon, any such encumbrance.

Section  6.02         Mergers, Consolidations and Other Business Combinations.

(a)          Except as provided in Section 6.02(b) and subject to any certificate of designation relating to any series of Preferred Stock, the Board of Directors, upon its approval of a Merger Agreement and the approval of the Series I Preferred Stockholder, shall direct that the Merger Agreement and the merger, consolidation or other business combination contemplated thereby be submitted to a vote of holders of Designated Stock, which shall be adopted and approved upon receiving the affirmative vote or consent of the holders of a majority of the voting power of the Outstanding Designated Stock.

(b)       Notwithstanding anything else contained in this Section 6.02 or otherwise in this Certificate of Incorporation, the Corporation is permitted, with the prior vote or consent of the Series I Preferred Stockholder and without any vote of holders of Designated Stock, to merge the Corporation or any Group Member into, or convey all of the Corporation’s assets to, another limited liability entity, which shall be newly formed and shall have no assets, liabilities or operations at the time of such merger or conveyance other than those it receives from the Corporation or other Group Member or those arising from its incorporation or formation; provided that (i) the Corporation has received an Opinion of Counsel that the merger or conveyance, as the case may be, would not result in the loss of the limited liability of any stockholder, (ii) the sole purpose of such merger or conveyance is to effect a mere change in the legal form of the Corporation into another limited liability entity and (iii) the governing instruments of the new entity provide the stockholders with substantially the same rights and obligations as are herein contained.

Section  6.03         Amendments of the Certificate of Incorporation.

(a)            Except as provided in Article IV, Section 13.03(b) and subsections (b) through (f) of this Section 6.03, any proposed amendment to this Certificate of Incorporation shall require the approval of the holders of a majority of the voting power of the Outstanding Designated Stock, unless a greater or different percentage is required under the DGCL. The Corporation shall notify all record holders upon final adoption of any such proposed amendments.

(b)          Notwithstanding the provisions of Sections 6.03(a), 6.06 and 13.03(b), no amendment to this Certificate of Incorporation or the Bylaws may (i) enlarge the obligations of any stockholder without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 6.03(c), or (ii) enlarge the obligations of, restrict in any way any action by or rights (including, but not limited to, voting power) of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to the Series I Preferred Stockholder or any of its Affiliates without the Series I Preferred Stockholder’s consent, which consent may be given or withheld in its sole discretion.

(c)         Except as provided in Sections 6.02 and 13.03(b), any amendment that would have a material adverse effect on the rights or preferences of any class of stock of the Corporation in relation to other classes of stock of the Corporation (treating the Series I Preferred Stock as a separate class, and not part of the class of Preferred Stock, for this purpose) must be approved by the holders of not less than a majority of the Outstanding stock of the class affected.

(d)           Notwithstanding any other provision of this Certificate of Incorporation, except for amendments adopted pursuant to Section 13.03(b) and except as otherwise provided by Section 6.02, in addition to any other approval required by this Certificate of Incorporation, no amendment shall become effective without the affirmative vote or consent of stockholders holding at least 90% of the voting power of the Outstanding Designated Stock unless the Corporation obtains an

Opinion of Counsel to the effect that such amendment will not affect the limited liability of any stockholder under the DGCL.

(e)           Except as provided in Section 13.03(b), subsections (b) through (f) of this Section 6.03 shall only be amended with the affirmative vote or consent of the stockholders holding at least 90% of the voting power of the Outstanding Designated Stock.

(f)           Notwithstanding the provisions of Sections 6.03(a) and 13.03(b), no provision of this Certificate of Incorporation that requires the vote of stockholders holding a percentage of the voting power of Outstanding Designated Stock (including Designated Stock owned by the Series I Preferred Stockholder and its Affiliates) to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of stockholders whose aggregate Outstanding Designated Stock constitutes not less than the voting or consent requirement sought to be reduced.

Section  6.04         Non-Voting Preferred Stock. Notwithstanding anything to the contrary in this Certificate of Incorporation, Section 6.02 and subsections (b) through (f) of Section 6.03 are not applicable to any series of Non-Voting Preferred Stock or the holders of Non-Voting Preferred Stock, which shall have no voting, approval or consent rights under Section 6.02 or Section 6.03. Voting, approval and consent rights of holders of Non-Voting Preferred Stock shall be solely as provided for and set forth in any certificate of designation relating to any series of Non-Voting Preferred Stock.

Section  6.05          Splits and Combinations of Stock.

(a)          Subject to Section 6.05(c), Article XIII and any certificate of designation relating to any series of Preferred Stock, the Corporation may make a pro rata distribution of shares of stock of the Corporation to all record holders or may effect a subdivision or combination of stock of the Corporation so long as, after any such event, each stockholder shall have the same percentage of each class or series of shares of stock of the Corporation as before such event, and any amounts calculated on a per share basis or stated as a number of shares of stock are proportionately adjusted.

(b)        Whenever such a distribution, subdivision or combination of shares of stock of the Corporation or options, rights, warrants or appreciation rights relating to stock of the Corporation is declared, the Board of Directors shall fix a date on which the distribution, subdivision or combination shall be effective, the Corporation shall provide notice of such distribution, subdivision or combination at least 20 days prior to the effective date of such event to the stockholders of the Corporation as of a record date fixed by the Board of Directors for determining the stockholders entitled to receive such notice, which record date for notice shall be not less than 10 days prior to the date on which such notice is given.

(c)           The Corporation shall not be required to issue fractional shares upon any distribution, subdivision or combination of shares of stock of the Corporation. If the Board of Directors determines that no fractional shares shall be issued in connection with any such distribution, subdivision or combination, the fractional shares resulting therefrom shall be treated in accordance with Section 155 of the DGCL.

Section  6.06        Bylaw Amendments. In furtherance and not in limitation of the powers conferred by the DGCL, except as expressly provided in this Certificate of Incorporation or the Bylaws, the Board of Directors is expressly authorized to adopt, amend and repeal, in whole or in part, the Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the DGCL or this Certificate of Incorporation. Any adoption, amendment or repeal of the Bylaws that expressly modifies or prejudices the rights of the Independent Directors shall require the affirmative vote or consent of the majority of the Independent Directors.

Section  6.07        Increase of Designated Percentage. The Corporation shall not increase or permit any increase to the Designated Percentage (as such term is defined in the Group Partnership Agreement) to above 40% without the consent of a majority of the Independent Directors; provided, that any consent of the independent directors of the Former Managing Partner given prior to the Old Pubco Incorporation Date shall continue to be effective as the consent of a majority of the Independent Directors for purposes of this Section 6.07.

Section  6.08         Transfer of Group Partnership Class B Units. The Corporation shall not, and shall not permit any of the entities controlled by the Corporation to, consent to any Transfer (as such term is defined in the Group Partnership Agreement) of Class B Units (as such term is defined in the Group Partnership Agreement) without the Transferee (as such term is defined in the Group Partnership Agreement) having entered into a contribution and indemnification agreement that is substantially consistent with the Contribution and Indemnification Agreement among the Group Partnership, KKR Associates Holdings and KKR Intermediate Partnership or a contribution and indemnification agreement that is reasonably satisfactory to the Conflicts Committee of the Board of Directors.

ARTICLE VII
RIGHT TO ACQUIRE STOCK OF THE CORPORATION

Section  7.01          Right to Acquire Stock of the Corporation.

(a)           Notwithstanding any other provision of this Certificate of Incorporation, if at any time either:

(i)	less than 10% of the total shares of any class then Outstanding (other than Preferred Stock) is held by Persons other than the Series I Preferred Stockholder and its Affiliates; or

(ii)	the Corporation is subjected to registration under the provisions of the U.S. Investment Company Act of 1940, as amended,

the Corporation shall then have the right, which right it may assign and transfer in whole or in part to the Series I Preferred Stockholder or any Affiliate of the Series I Preferred Stockholder, exercisable in its sole discretion, to purchase all, but not less than all, of such shares of such class then Outstanding held by Persons other than the Series I Preferred Stockholder and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 7.01(b) is given and (y) the highest price paid by the Corporation (or any of its Affiliates acting in concert with the Corporation) for any such share of such class purchased during the 90-day period preceding the date that the notice described in Section 7.01(b) is given.

(b)        If the Corporation, the Series I Preferred Stockholder or any Affiliate of the Series I Preferred Stockholder elects to exercise the right to purchase stock of the Corporation granted pursuant to Section 7.01(a), the Corporation shall deliver to the Transfer Agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent to provide a copy of such Notice of Election to Purchase to the record holders of such class (as of a record date selected by the Corporation) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and circulated in the Borough of Manhattan, New York City. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 7.01(a)) at which stock of the Corporation will be purchased and state that the Corporation, the Series I Preferred Stockholder or its Affiliate, as the case may be, elects to purchase such stock of the Corporation (in the case of stock of the Corporation evidenced by certificates, upon surrender of certificates representing such stock) in exchange for payment at such office or offices of the Transfer Agent as the Transfer Agent may specify or as may be required by any National Securities Exchange on which such stock of the Corporation is listed or admitted to trading. Any such Notice of Election to Purchase given to a record holder at his or her address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the Corporation, the Series I Preferred Stockholder or its Affiliate, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such stock of the Corporation to be purchased in accordance with this Section 7.01. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the stockholders subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any stock certificate shall not have been surrendered for purchase, all rights of such stockholders of the Corporation shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 7.01(a)) for stock of the Corporation therefor, without interest (in the case of stock of the Corporation evidenced by certificates, upon surrender to the Transfer Agent of the certificates representing such stock) and such stock of the Corporation shall thereupon be deemed to be transferred to the Corporation, the Series I Preferred Stockholder or its Affiliate, as the case may be, on the record books of the Transfer Agent and the Corporation, the Series I Preferred Stockholder or its Affiliate, as the case may be, shall be deemed to be the owner of all such stock of the Corporation from and after the Purchase Date and shall have all rights as the owner of such stock of the Corporation.

ARTICLE VIII
MEETINGS OF STOCKHOLDERS, ACTION WITHOUT A MEETING

Section  8.01       Special Meetings. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by or at the direction of (i) the Board of Directors, (ii) the Series I Preferred Stockholder or (iii) if at any time stockholders of the Corporation other than the Series I Preferred Stockholder are entitled under applicable law or this Certificate of Incorporation to vote on the specific matters proposed to be brought before a special meeting, stockholders of the Corporation representing 50% or more of the voting power of the Outstanding stock of the Corporation of the class or classes for which a meeting is proposed and relating to such matters for which such class or classes are entitled to vote at such meeting. Stockholders of the Corporation shall call a special meeting by delivering to the Board of Directors one or more requests in writing stating that the signing stockholders wish to call a special meeting and indicating the purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from stockholders or within such greater time as may be reasonably necessary for the Corporation to comply with any statutes, rules, regulations, listing, agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, notice of such meeting shall be given in accordance with the DGCL. A special meeting shall be held at a time and place determined by the Board of Directors in its sole discretion on a date not less than 10 days nor more than 60 days after notice of the meeting is given. To the fullest extent permitted by law, the Board of Directors shall have full power and authority concerning the satisfaction of the foregoing requirements of this Section 8.01 and any similar matters.

Section  8.02          Written Ballot. Unless the Bylaws provide otherwise, elections of directors need not be by written ballot.

Section  8.03        Action Without a Meeting. If consented to by the Board of Directors in writing (which consent shall not be required with respect to any action to be taken solely by the Series I Preferred Stockholder), any action that may be taken at a meeting of the stockholders entitled to vote may be taken without a meeting, without a vote and without prior notice, if a consent or consents in writing setting forth the action so taken are signed by stockholders owning not less than the minimum percentage of the voting power of the Outstanding stock of the Corporation (including stock of the Corporation deemed owned by the Series I Preferred Stockholder) that would be necessary to authorize or take such action at a meeting at which all the stockholders entitled to vote were present and voted and such consent or consents are delivered in the manner contemplated by Section 228 of the DGCL.

ARTICLE IX
CORPORATE OPPORTUNITIES

Section  9.01       Outside Activities. Except insofar as the Series I Preferred Stockholder is specifically restricted by Section 13.06(a) and except with respect to any corporate opportunity expressly offered to any Indemnitee solely through their service to the Corporate Group, to the fullest extent permitted by law, each Indemnitee shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a violation of this Certificate of Incorporation or any duty otherwise existing at law, in equity or otherwise to any Group Member or any stockholder of the Corporation. Subject to the immediately preceding sentence, no Group Member or any stockholder of the Corporation shall have any rights by virtue of this Certificate of Incorporation, the DGCL or otherwise in any business ventures of any Indemnitee, and the Corporation hereby waives and renounces any interest or expectancy therein.

Section  9.02          Approval and Waiver. Subject to the terms of Section 9.01 and Section 13.06(a), but otherwise notwithstanding anything to the contrary in this Certificate of Incorporation, (i) the engagement in competitive activities by any Indemnitee (other than the Series I Preferred Stockholder) in accordance with the provisions of this Article IX or Section 13.06 is hereby deemed approved by the Corporation and all stockholders, (ii) it shall not be a breach of the Series I Preferred Stockholder’s or any other Indemnitee’s duties or any other obligation of any type whatsoever of the Series I Preferred Stockholder or any other Indemnitee if the Indemnitee (other than the Series I Preferred Stockholder) engages in any such business interests or activities in preference to or to the exclusion of any Group Member, (iii) the Series I Preferred Stockholder and the other Indemnitees shall have no obligation hereunder or as a result of any duty otherwise existing at law, in equity or otherwise to present business opportunities to any Group Member and (iv) the Corporation hereby waives and renounces any interest or expectancy in such activities such that the doctrine of “corporate opportunity” or other analogous doctrine shall not apply to any such Indemnitee.

ARTICLE X
BUSINESS COMBINATIONS

The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE XI
INDEMNIFICATION, ADVANCEMENT AND LIABILITY OF INDEMNITEES

Section  11.01        Indemnification and Advancement.

(a)          Indemnification. To the fullest extent permitted by law, but subject to the limitations expressly provided for in this Certificate of Incorporation, all Indemnitees shall be indemnified and held harmless by the Corporation on an after tax basis from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee whether arising from acts or omissions to act occurring on, before or after the Old Pubco Incorporation Date; provided that an Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 11.01, the Indemnitee acted in bad faith or engaged in fraud or willful misconduct. Notwithstanding the preceding sentence, except as otherwise provided in Section 11.01(g), the Corporation shall be required to indemnify a Person described in such sentence in connection with any claim, demand, action, suit or proceeding (or part thereof) commenced by such Person only if (x) the commencement of such claim, demand, action, suit or proceeding (or part thereof) by such Person was authorized by the Board of Directors or (y) there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that such Person was entitled to indemnification by the Corporation pursuant to Section 11.01(g). The indemnification of an Indemnitee of the type identified in clause (e) of the definition of Indemnitee shall be secondary to any and all indemnification to which such Person is entitled from, firstly, the relevant other Person, and from, secondly, the relevant Fund (if applicable), and will only be paid to the extent the primary indemnification is not paid and the proviso set forth in the first sentence of this Section 11.01(a) does not apply; provided that such other Person and such Fund shall not be entitled to contribution or indemnification from or subrogation against the Corporation, unless otherwise mandated by applicable law. If, notwithstanding the foregoing sentence, the Corporation makes an indemnification payment or advances expenses to such an Indemnitee entitled to primary indemnification, the Corporation shall be subrogated to the rights of such Indemnitee against the Person or Persons responsible for the primary indemnification.

(b)            Advancement. To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 11.01(a) in appearing at, participating in or defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Corporation prior to a final and non-appealable determination that the Indemnitee is not entitled to be indemnified upon receipt by the Corporation of an undertaking by or on behalf of the Indemnitee to repay such amount if it ultimately shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 11.01.

(c)            Insurance. The Corporation may purchase and maintain insurance, on behalf of the Indemnitees and such other Persons as the Board of Directors shall determine in its sole discretion, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Corporation’s activities or such Person’s activities on behalf of the Corporation, regardless of whether the Corporation would have the power to indemnify such Person against such liability under the provisions of this Certificate of Incorporation.

(d)            Fiduciaries of Employee Benefit Plans. For purposes of this Section 11.01, (i) the Corporation shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Corporation also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; (ii) excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 11.01(a); and (iii) any action taken or omitted by an Indemnitee with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Corporation.

(e)           Any indemnification pursuant to this Section 11.01 shall be made only out of the assets of the Corporation. The Series I Preferred Stockholder shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Corporation to enable it to effectuate such indemnification. In no event may an Indemnitee subject any other stockholders of the Corporation to personal liability by reason of the indemnification provisions set forth in this Certificate of Incorporation.

(f)             Interests of Indemnities. To the fullest extent permitted by law, an Indemnitee shall not be denied indemnification in whole or in part under this Section 11.01 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Certificate of Incorporation.

(g)           Claims. If a claim for indemnification (following the final disposition of the action, suit or proceeding for which indemnification is being sought) or advancement of expenses under this Section 11.01 is not paid in full within 30 days after a written claim therefor by any Indemnitee has been received by the Corporation, such Indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expenses of prosecuting such claim, including reasonable attorneys’ fees. In any such action the Corporation shall have the burden of proving that such Indemnitee is not entitled to the requested indemnification or advancement of expenses under applicable law.

(h)            Heirs and Successors. The provisions of this Section 11.01 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i)            No amendment, modification or repeal of this Section 11.01 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Corporation, nor the obligations of the Corporation to indemnify any such Indemnitee under and in accordance with the provisions of this Section 11.01 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or-in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(j)            Non-exclusivity. The indemnification provided by this Section 11.01 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, insurance, pursuant to any vote of the holders of Outstanding Designated Stock entitled to vote on such matter, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity. This Section 11.01 shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to, and purchase and maintain insurance on behalf of, Persons other than Indemnitees.

Section  11.02        Liability of Indemnitees.

(a)           Notwithstanding anything to the contrary set forth in this Certificate of Incorporation, to the extent and in the manner permitted by law, no Indemnitee shall be liable to the Corporation, the stockholders of the Corporation or any other Persons who have acquired interests in stock of the Corporation, for any losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising as a result of any act or omission of an Indemnitee, or for any breach of contract (including a violation of this Certificate of Incorporation) or any breach of duties (including breach of fiduciary duties) whether arising hereunder, at law, in equity or otherwise, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud or willful misconduct.

   (b)         Any amendment, modification or repeal of this Section 11.02 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 11.02 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted, and provided such Person became an Indemnitee hereunder prior to such amendment, modification or repeal.

(c)            A director or officer of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

ARTICLE XII
EXCLUSIVE JURISDICTION

Unless the Corporation consents in writing to the selection of an alternative forum, (a)(i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action, suit or proceeding asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action, suit or proceeding asserting a claim governed by the internal affairs doctrine shall be brought exclusively in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court located in the State of Delaware; and (b) notwithstanding anything to the contrary herein, but subject to the foregoing provisions of this Article XII, the federal district courts of the United States shall be the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action arising under the Securities Act. To the fullest extent permitted by law as it now exists or may hereafter be amended, any person or entity acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.

ARTICLE XIII
TERMS OF SERIES I PREFERRED STOCK

Section  13.01     Designation. The Series I Preferred Stock is hereby designated and created as a series of Preferred Stock. The Series I Preferred Stock is not “Designated Stock” for purposes of this Certificate of Incorporation.

Section  13.02      Dividends. Except for any distribution required by the DGCL to be made upon a Dissolution Event pursuant to Section 13.07, dividends shall not be declared on the Series I Preferred Stock.

Section  13.03        Voting.

(a)          Except as required by the DGCL or as expressly provided in this Certificate of Incorporation or the Bylaws, the exclusive voting power for all purposes relating to holders of Common Stock shall be vested in the Series I Preferred Stockholder. The Series I Preferred Stockholder shall have one vote for each share of Series I Preferred Stock that is Outstanding in its name on the books of the Corporation on all matters on which the Series I Preferred Stockholder is entitled to vote.

(b)            Notwithstanding anything to the contrary set forth in this Certificate of Incorporation, and except as otherwise expressly provided by applicable law, the Series I Preferred Stockholder shall have the sole right to vote on any amendment to this Certificate of Incorporation proposed by the Board of Directors that:

(i)	amends Section 6.07, Section 6.08, Section 13.04 or Section 13.05;

(ii)	is a change in the name of the Corporation, the registered agent of the Corporation or the registered office of the Corporation;

(iii)	the Board of Directors has determined to be necessary or appropriate to address changes in U.S. federal, state and local income tax regulations, legislation or interpretation;

(iv)
the Board of Directors has determined (A) does not adversely affect the stockholders considered as a whole (or adversely affect any particular class or series of stock of the Corporation as compared to another class or series of stock of the Corporation, treating the Common Stock as a separate class for this purpose except under clause (vii) below) in any material respect, (B) to be necessary or appropriate to (1) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any U.S. federal, state, local or non-U.S. agency or judicial authority or contained in any U.S. federal, state, local or non-U.S. statute (including the DGCL) or (2) facilitate the trading of the stock of the Corporation (including the division of any class or classes of Outstanding stock of the Corporation into different classes to facilitate uniformity of tax consequences within such classes of stock of the Corporation) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the stock of the Corporation is or will be listed, (C) to be necessary or appropriate in connection with action taken pursuant to Section 6.05, or (D) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Certificate of Incorporation or is otherwise contemplated by this Certificate of Incorporation;

(v)
is a change in the Fiscal Year or taxable year of the Corporation and any other changes that the Board of Directors has determined to be necessary or appropriate as a result of a change in the Fiscal Year or taxable year of the Corporation including, if the Board of Directors has so determined, subject to any certificate of designation relating to any series of Preferred Stock, the periods of time with respect to which dividends are to be made by the Corporation;

(vi)
is necessary, in the Opinion of Counsel, to prevent the Corporation or the Indemnitees from having a material risk of being in any manner subjected to registration under the provisions of the U.S. Investment Company Act of 1940, as amended, the U.S. Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the U.S. Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(vii)
the Board of Directors has determined to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of stock of the Corporation or options, rights, warrants or appreciation rights relating to stock of the Corporation;

(viii)	is expressly permitted in this Certificate of Incorporation to be voted on solely by the Series I Preferred Stockholder;

(ix)	is effected, necessitated or contemplated by a Merger Agreement permitted by Section 6.02;

(x)
the Board of Directors has determined to be necessary or appropriate to reflect and account for the formation by the Corporation of, or investment by the Corporation in, any corporation, partnership, joint venture, limited liability company or other Person, in connection with the conduct by the Corporation of activities permitted by the terms of Article III;

(xi)
is effected, necessitated or contemplated by an amendment to the Group Partnership Agreement that requires unitholders of the Group Partnership to provide a statement, certification or other proof of evidence to the Group Partnership regarding whether such unitholder is subject to U.S. federal income taxation on the income generated by the Group Partnership;

(xii)	reflects a merger or conveyance pursuant to Section 6.02(b);

(xiii)	the Board of Directors has determined to be necessary or appropriate to cure any ambiguity, omission, mistake, defect or inconsistency; or

(xiv)	is substantially similar to the foregoing.

The Series I Preferred Stockholder shall have no duty or obligation to consent to any amendment to this Certificate of Incorporation and may decline to do so in its sole and absolute discretion.

Section  13.04       Approval of Certain Other Matters. The Corporation shall not authorize, approve or ratify any of the following actions or any plan with respect thereto without the prior approval of the Series I Preferred Stockholder, which approval may be in the form of an action by written consent of the Series I Preferred Stockholder:

(a)          entry into a debt financing arrangement by the Corporation or any of its Designated Subsidiaries, in one transaction or a series of related transactions, in an amount in excess of 10% of the then existing long-term indebtedness of the Corporation (other than the entry into of a debt financing arrangement between or among any of the Corporation and its wholly owned Designated Subsidiaries);

(b)          the issuance by the Corporation or any of its Designated Subsidiaries, in one transaction or a series of related transactions, of any Securities that would (i) represent, after such issuance, or upon conversion, exchange or exercise, as the case may be, at least 5% on a fully diluted, as converted, exchanged or exercised basis, of any class of equity Securities of the Corporation or any of its Designated Subsidiaries or (ii) have designations, preferences, rights, priorities or powers that are more favorable than those of the Common Stock of the Corporation; provided that no such approval shall be required for issuance of Securities that are issuable upon conversion, exchange or exercise of any Securities that were issued and Outstanding as of the effective date of the Original Certificate;

(c)            the adoption of a shareholder rights plan by the Corporation;

(d)          the amendment of (i) this Certificate of Incorporation, (ii) Sections 2.05 through 2.07, Sections 3.02 through 3.15, Sections 5.03 through 5.05 and Articles IV, VI and VIII of the Bylaws, or (iii) the Group Partnership Agreement;

(e)            the exchange or disposition of all or substantially all of the assets, taken as a whole, of the Corporation or the Group Partnership in a single transaction or a series of related transactions;

(f)             the merger, sale or other combination of the Corporation or the Group Partnership with or into any other Person;

(g)         the transfer, mortgage, pledge, hypothecation or grant of a security interest in all or substantially all of the assets of the Group Partnership;

(h)            the removal of a Chief Executive Officer or a Co‑Chief Executive Officer of the Corporation;

(i)             the termination of the employment of any officer of the Corporation or a Designated Subsidiary of the Corporation or the termination of the association of a partner with any Designated Subsidiary of the Corporation, in each case, without cause;

(j)             the liquidation or dissolution of the Corporation or the Group Partnership; and

(k)           the withdrawal, removal or substitution of any Person as the general partner of the Group Partnership, or the direct or indirect transfer of beneficial ownership of all or any part of a general partner interest in the Group Partnership to any Person other than a wholly owned Designated Subsidiary of the Corporation.

Section  13.05       Officers. The officers of the Corporation shall include a “Chief Executive Officer” or “Co-Chief Executive Officers,” each of whom shall be appointed by the Series I Preferred Stockholder, and who shall hold office for such terms as shall be determined by the Series I Preferred Stockholder or until his or her earlier death, resignation, retirement, disqualification or removal. Any other officer of the Corporation shall be selected and designated pursuant to the Bylaws. Any vacancies occurring in any office of the Chief Executive Officer or Co-Chief Executive Officer shall be filled by the Series I Preferred Stockholder in the same manner as such officers are appointed pursuant to this Section 13.05. Any vacancies occurring in any other offices shall be filled pursuant to the Bylaws. An officer of the Corporation may be removed from office with or without cause at any time by the Board of Directors (and, in case of the Chief Executive Officer or Co-Chief Executive Officers, only with the consent of the Series I Preferred Stockholder in accordance with Section 13.04).

Section  13.06        Outside Activities.

(a)            The Series I Preferred Stockholder, for so long as it owns Series I Preferred Stock, (i) agrees that its sole business will be to act as the Series I Preferred Stockholder and as a general partner or managing member of any partnership or limited liability company of which the Corporation is, directly or indirectly, a partner, member, trustee or stockholder and to undertake activities that are ancillary or related thereto and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as the Series I Preferred Stockholder and as a general partner, managing member, trustee or stockholder of one or more Group Members or as described in or contemplated by the Registration Statement or (B) the acquiring, owning or disposing of debt or equity securities in any Group Member.

(b)          The Series I Preferred Stockholder and any of its Affiliates may acquire stock of the Corporation or options, rights, warrants or appreciation rights relating to stock of the Corporation and, except as otherwise expressly provided in this Certificate of Incorporation, shall be entitled to exercise all rights of a stockholder of the Corporation relating to such stock or options, rights, warrants or appreciation rights relating to stock of the Corporation.

Section  13.07       Liquidation Rights. Upon any Dissolution Event, after payment or provision for the liabilities of the Corporation (including the expenses of such Dissolution Event) and the satisfaction of all claims ranking senior to the Series I Preferred Stock in accordance with Section 5.04,  the Series I Preferred Stockholder shall be entitled to receive out of the assets of the Corporation or proceeds thereof available for distribution to stockholders of the Corporation, before any payment or distribution of assets is made in respect of Common Stock, distributions equal to the Series I Liquidation Value. The Series I Preferred Stock ranks junior to any series of Preferred Stock that is designated as senior to the Series I Preferred Stock from time to time, with respect to distributions of assets upon a Dissolution Event.

Section  13.08       Transfers of Series I Preferred Stock.

(a)            The Series I Preferred Stockholder may transfer all or part of the shares of Series I Preferred Stock held by it without the approval of any other stockholder of the Corporation; provided that, notwithstanding anything herein to the contrary but subject to Section 13.08(c), no transfer by the Series I Preferred Stockholder of all or part of the shares of Series I Preferred Stock held by it to another Person shall be permitted unless (i) the written approval of the Board of Directors and a Majority in Interest of the Series I Preferred Stockholder is obtained prior to such transfer, (ii) the transferee agrees to assume the rights and duties of the Series I Preferred Stockholder under this Certificate of Incorporation and to be bound by the provisions of this Certificate of Incorporation and (iii) the Corporation receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any stockholder of the Corporation. Any purported transfer of shares of Series I Preferred Stock not made in accordance with this Section 13.08 shall be null and void and any shares of Series I Preferred Stock purportedly transferred in violation of this Section 13.08(a) shall be automatically redeemed by the Corporation without consideration and, notwithstanding anything herein to the contrary, shall become treasury shares and may only be disposed of by the Corporation with the approval of a Majority in Interest of the Series I Preferred Stockholder.

(b)           Subject to (i) the provisions of this Section 13.08, (ii) any contractual provisions binding on the Series I Preferred Stockholder and (iii) provisions of applicable law, including the Securities Act, the shares of Series I Preferred Stock shall be freely transferable.

(c)            Nothing contained in this Certificate of Incorporation shall be construed to prevent a disposition or any other type of transfer by any partner of the Series I Preferred Stockholder of any or all of the issued and outstanding equity or other interests in the Series I Preferred Stockholder.

(d)           Notwithstanding the other provisions of this Section 13.08, no transfer of any shares of stock of the Corporation shall be made if such transfer would violate the then applicable U.S. federal or state securities laws or rules and regulations of the Commission, any U.S. state securities commission or any other governmental authority with jurisdiction over such transfer.

Section  13.09        Limitation on Duties and Reimbursement of Expenses.

(a)             To the fullest extent permitted by law, stockholders of the Corporation expressly acknowledge that the Series I Preferred Stockholder is under no obligation to consider the separate interests of the other stockholders of the Corporation (including the tax consequences to such stockholders) in deciding whether to cause the Corporation to take (or decline to take) any action, and that, to the fullest extent permitted by law, the Series I Preferred Stockholder shall not be liable to the other stockholders of the Corporation for monetary damages or equitable relief for losses sustained, liabilities incurred or benefits not derived by such stockholders in connection with such decisions.

(b)         To the fullest extent permitted by law, the Series I Preferred Stockholder may exercise any of the powers granted to it by this Certificate of Incorporation and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the Series I

Preferred Stockholder shall not be responsible for any misconduct, negligence or wrongdoing on the part of any such agent appointed by the Series I Preferred Stockholder in good faith.

(c)            To the fullest extent permitted by law, in connection with any action taken with respect to the Corporate Group, the Series I Preferred Stockholder may (i) rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties and (ii) consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and, to the fullest extent permitted by law, any act taken or omitted to be taken in reliance upon the advice or opinion (including an Opinion of Counsel) of such Persons as to matters that the Series I Preferred Stockholder reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.

(d)           The Series I Preferred Stockholder may, upon written request to the Corporation, be reimbursed for all direct and indirect expenses the Series I Preferred Stockholder incurs in connection with any action taken with respect to the Corporate Group. Reimbursements pursuant to this Section 13.09 shall be in addition to any reimbursement to the Series I Preferred Stockholder as a result of indemnification pursuant to Section 11.01.

ARTICLE XIV
MISCELLANEOUS

Section  14.01       Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Certificate of Incorporation:

“Advised Entity” means any fund or vehicle that is advised, sponsored, raised or managed by the Corporation or its Affiliates or any portfolio investment of any such fund or vehicle.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question.

“Associate” means, when used to indicate a relationship with any Person, (a) any corporation, other entity or organization of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

“beneficial owner” has the meaning assigned to such term in Rules 13d-3 and 13d-5 under the Exchange Act (and “beneficially own” and “beneficial ownership” shall each have a correlative meaning).

“Board of Directors” has the meaning assigned to such term in Section 4.02.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York City are authorized or required by law to close.

“Bylaws” means the bylaws of the Corporation as in effect from time to time.

“Certificate of Incorporation” means this Second Amended and Restated Certificate of Incorporation, as amended and/or restated from time to time, including pursuant to any certificate of designation relating to any series of Preferred Stock.

“Class B Stockholder” has the meaning assigned to such term in the Original Certificate.

“Closing Price” for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted for trading on the principal National Securities Exchange on which such class of stock of the Corporation is listed or admitted to trading or, if such class of stock of the Corporation is not listed or admitted to trading on any National Securities Exchange, the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the primary reporting system then in use in relation to such class of stock of the Corporation, or, if on any such day such class of stock of the Corporation is not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such class of stock of the Corporation selected by the Corporation in its sole discretion, or if on any such day no market maker is making a market in such class of stock of the Corporation, the fair value of such class of stock of the Corporation on such day as determined by the Corporation in its sole discretion.

“Code” means the U.S. Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Stock” has the meaning assigned to such term in Section 4.01(a)(i).

“Conflicts Committee” means a committee of the Board of Directors composed entirely of one or more directors who meet the independence standards (but not the financial literacy or financial expert qualifications) required to serve on an audit committee of a board of directors established by the Exchange Act and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which the Common Stock is listed for trading.

“Contribution and Indemnification Agreement” means any contribution and indemnification agreement among the Group Partnership and the other parties thereto providing for the transfer by such other parties to the Group Partnership of all or part of the amounts borne by the Group Partnership, directly or indirectly, with respect to any “carried interest” or similar profit interest distributed by a Fund pursuant to the obligation of the general partner of a Fund to return such amounts to the Fund.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ability to exercise voting power, by contract or otherwise.

“Controlled Entity” when used with reference to a Person, means any Person controlled by such Person.

“Corporate Group” means the Corporation and its Subsidiaries.

“Corporation” has the meaning assigned to such term in Article I.

“Current Market Price” as of any date of any class of stock of the Corporation means the average of the daily Closing Prices per share of such class for the 20 consecutive Trading Days immediately prior to such date.

“Designated Stock” means the Common Stock and any other stock of the Corporation that is designated as “Designated Stock” from time to time pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock). The Series I Preferred Stock is not Designated Stock.

“Designated Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or Persons performing similar functions) or (b) any partnership, joint venture, limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Designated Subsidiaries of such Person or (3) one or more Designated Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Designated Subsidiary will refer to a Designated Subsidiary of the Corporation (which shall be deemed to include the Group Partnership and its Designated Subsidiaries), but shall exclude any Advised Entity, irrespective of whether such Advised Entity is consolidated in the financial statements of the Corporation or such Affiliate.

“DGCL” means the Delaware General Corporation Law, as the same exists or as may hereafter be amended from time to time.

“Dissolution Event” means an event giving rise to the dissolution, liquidation or winding up of the Corporation.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute.

 “Fiscal Year” means a fiscal year of the Corporation.

“Former Managing Partner” means KKR Management LLP, in its capacity as the former general partner of KKR & Co. L.P.

“Fund” means any fund, investment vehicle or account whose investments are managed or advised by the Corporation (if any) or an Affiliate thereof.

“Group” means a Person that with or through any of its Affiliates or Associates has any contract, arrangement, understanding or relationship for the purpose of acquiring, holding, voting, exercising investment power or disposing of any stock of the Corporation with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, stock of the Corporation.

“Group Member” means a member of the Corporate Group.

“Group Partnership” means, collectively, KKR Group Partnership L.P. and any future partnership designated by the Board of Directors as a Group Partnership.

“Group Partnership Agreement” means, collectively, the Third Amended and Restated Limited Partnership Agreement of the Group Partnership (and the partnership agreement then in effect of any future partnership designated by the Board of Directors as a Group Partnership), as they may each be amended, supplemented or restated from time to time.

“Group Partnership Unit” means, collectively, one Class A partnership unit in each of Group Partnership and any future partnership designated by the Board of Directors as a Group Partnership issued under its respective Group Partnership Agreement.

 “Indemnitee” means, to the fullest extent permitted by law, (a) the Series I Preferred Stockholder, (b) the Former Managing Partner, (c) any Person who is or was an Affiliate of the Series I Preferred Stockholder or the Former Managing Partner (excluding any Affiliate that is or was controlled by any Group Member), (d) any Person who is or was a member, partner, Tax Matters Partner (as defined in the Code as in effect prior to 2018), Partnership Representative (as defined in the Code), officer, director, employee, agent, fiduciary or trustee of any Group Member, the Group Partnership, the Corporation and its Subsidiaries, the Series I Preferred Stockholder or the Former Managing Partner, (e) any Person who is or was serving at the request of the Corporation or the Former Managing Partner or any Subsidiary of the Corporation or the Former Managing Partner as an officer, director, employee, member, partner, Tax Matters Partner, Partnership Representative, agent, fiduciary or trustee of another Person; provided that, for clauses (d) and (e), a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis or similar arms-length compensatory basis, agency, advisory, consulting, trustee, fiduciary or custodial services and (f) any other Person the Corporation in its sole discretion designates at any time as an “Indemnitee” as permitted by applicable law.

“Independent Directors” means the members of the Board of Directors who are “independent” as that term is defined in the rules of the New York Stock Exchange from time to time.

“Investment Agreement” means the amended and restated investment agreement between KKR & Co. L.P., KKR & Co. (Guernsey) L.P., a Guernsey limited partnership, formerly known as KKR Private Equity Investors, L.P., and the other parties thereto, dated October 1, 2009, as amended from time to time.

“KKR Associates Holdings” means KKR Associates Holdings L.P., a Cayman limited partnership, and any successor thereto.

“KKR Associates Reserve” means KKR Associates Reserve L.P., a Delaware limited partnership, and any successor thereto.

“KKR Group Holdings Corp.” means KKR Group Holdings Corp., a Delaware corporation, and any successor thereto.

“KKR Group Partnership” means KKR Group Partnership L.P., a Cayman limited partnership, and any successor thereto.

“KKR Holdings” means KKR Group Holdings L.P., a Delaware limited partnership, formerly known as KKR Holdings L.P. prior to its acquisition by the Corporate Group on May 31, 2022, and any successor thereto.

“KKR Intermediate Partnership” means KKR Intermediate Partnership L.P., a Cayman limited partnership, or any successor thereto.

“KKR Management LLP” means KKR Management LLP, a Delaware limited liability partnership (formerly known as KKR Management LLC, a Delaware limited liability company), or any successor thereto.

“Majority in Interest of the Series I Preferred Stockholder” means a majority in interest of Class A partners of KKR Management LLP (or persons deemed to represent such interest) or, with respect to any other successor entity that becomes the Series I Preferred Stockholder, a majority of the common equity interests of such successor entity.

“Merger Agreement” means a written agreement of merger, consolidation or other similar business combination providing for the merger, consolidation or other combination of the Corporation with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts, unincorporated businesses or other Person permitted by the DGCL, including a partnership (whether general or limited (including a limited liability partnership or a limited liability limited partnership)), formed under the laws of the State of Delaware or any other state of the United States of America.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Exchange Act or any successor thereto and any other securities exchange (whether or not registered with the Commission under Section 6(a) of the Exchange Act) that the Board of Directors shall designate as a National Securities Exchange for purposes of this Certificate of Incorporation and the Bylaws.

“Non-Voting Preferred Stock” means any series of Preferred Stock of the Corporation, other than the Series I Preferred Stock or any other series of Preferred Stock of the Corporation that is designated as voting Preferred Stock from time to time pursuant to this Certificate of Incorporation or any certificate of designation relating to any series of Preferred Stock.

“Notice of Election to Purchase” has the meaning assigned to such term in Section 7.01(b).

“Old Pubco” means KKR Group Co. Inc., formerly known as KKR & Co. Inc.

 “Old Pubco Incorporation Date” means July 1, 2018.

“Opinion of Counsel” means a written opinion of counsel acceptable to the Board of Directors in its discretion.

“Original Certificate” means the original certificate of incorporation of Old Pubco, as filed with the Secretary of State of the State of Delaware on May 3, 2018 and effective on July 1, 2018.

“Outstanding” means, with respect to stock of the Corporation, all shares of stock that are issued by the Corporation and reflected as outstanding on the Corporation’s books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the Series I Preferred Stockholder or its Affiliates) beneficially owns 20% or more of any class of stock (treating the Series I Preferred Stock as a separate class, and not part of the class of Preferred Stock, for this purpose), all such shares of stock owned by such Person or Group shall not be entitled to be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of stockholders of the Corporation to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Certificate of Incorporation (such shares of stock shall not, however, be treated as a separate class of stock for purposes of this Certificate of Incorporation); provided further, that the foregoing limitation shall not apply (i) to any Person or Group who acquired 20% or more of any shares of stock of any class then Outstanding directly from the Series I Preferred Stockholder or its Affiliates, (ii) to any Person or Group who acquired 20% or more of any shares of stock of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that the Board of Directors shall have notified such Person or Group in writing that such limitation shall not apply or (iii) to any Person or Group who acquired 20% or more of any such shares of stock with the prior approval of the Board of Directors. The determinations of the matters described in clauses (i), (ii) and (iii) of the foregoing sentence shall be conclusively determined by the Board of Directors, which determination shall be final and binding on all stockholders of the Corporation.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association (including any group, organization, co-tenancy, plan, board, council or committee), government (including a country, state, county, or any other governmental or political subdivision, agency or instrumentality thereof) or other entity (or series thereof).

“Preferred Stock” has the meaning set forth in Section 4.01(a)(ii).

“Purchase Date” means the date determined by the Corporation as the date for purchase of all Outstanding stock of a certain class (other than shares owned by the Series I Preferred Stockholder and its Affiliates) pursuant to Article VII.

“Registration Statement” shall have the meaning set forth in the Investment Agreement.

“Securities” means any debt or equity securities of an issuer and its Designated Subsidiaries and other Controlled Entities, including common and preferred stock, interests in limited partnerships and interests in limited liability companies (including warrants, rights, put and call options and other options relating thereto or any combination thereof), notes, bonds, debentures, trust receipts and other obligations, instruments or evidences of indebtedness, choses in action, other property or interests commonly regarded as securities, interests in real property, whether improved or unimproved, interests in oil and gas properties and mineral properties, short-term investments commonly regarded as money-market investments, bank deposits and interests in personal property of all kinds, whether tangible or intangible, and any securities convertible into, or exercisable or exchangeable for, any of the foregoing.

“Securities Act” means the U.S. Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

“Series I Liquidation Value” means $0.01 per share of Series I Preferred Stock.

“Series I Preferred Stock” means the Series I Preferred Stock having the designations, rights, powers and preferences set forth in Article XIII.

“Series I Preferred Stockholder” means KKR Management LLP (including in its prior role and status as the Class B Stockholder of Old Pubco pursuant to the Original Certificate) and any successor or permitted assign that owns the Series I Preferred Stock at the applicable time.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person or (d) any other Person the financial information of which is consolidated by such Person for financial reporting purposes under U.S. GAAP.

“Trading Day” means a day on which the principal National Securities Exchange on which such stock of the Corporation of any class is listed or admitted to trading is open for the transaction of business or, if a class of stock of the Corporation is not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

“transfer”, when used in this Certificate of Incorporation with respect to shares of stock of the Corporation, shall include (i) with respect to any share of Series I Preferred Stock held by the Series I Preferred Stockholder, a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise, and (ii) with respect to shares of any other stock of the Corporation, a sale, assignment, gift, exchange or any other disposition by law or otherwise, including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

“Transfer Agent” means such bank, trust company or other Person (including the Series I Preferred Stockholder or one of its Affiliates) as shall be appointed from time to time by the Board of Directors to act as registrar and transfer agent for the Common Stock and the Preferred Stock (other than Series I Preferred Stock).

“U.S. GAAP” means U.S. generally accepted accounting principles consistently applied.

Section  14.02        Invalidity of Provisions.   If any provision of this Certificate of Incorporation is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section  14.03        Construction; Section Headings.   For purposes of this Certificate of Incorporation, unless the context otherwise requires, (i) references to “Articles”, “Sections” and “clauses” refer to articles, sections and clauses of this Certificate of Incorporation and (ii) the term “include” or “includes” means includes, without limitation, and “including” means including, without limitation. Section headings in this Certificate of Incorporation are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

ARTICLE XV

SUNSET DATE AMENDMENT

Section 15.01         Sunset Date Amendment.  This Article XV and any changes to the other provisions of the Certificate of Incorporation specified in this Article XV shall only become effective on the Sunset Date.

Section 15.02         Definitions.  Unless otherwise specified herein, the following terms apply only to this Article XV of this Certificate of Incorporation:

“Co-Founders” means Henry R. Kravis and George R. Roberts (each, a “Co-Founder”).

“KKR Group” means (A) the Corporation and KKR Management LLP, (B) any direct or indirect subsidiaries of the Corporation, including but not limited to KKR Group Partnership and its direct and indirect subsidiaries (not including portfolio companies, joint ventures or other equity stakes in third parties), (C) KKR Holdings, KKR Associates Holdings, and KKR Associates Reserve, their respective general partners, and their respective direct and indirect subsidiaries, and (D) any investment fund, account or vehicle that is managed, advised or sponsored by any direct or indirect subsidiary of the Corporation.

“Sunset Date” means the earlier of (i) the six-month anniversary of the Sunset Trigger Date (unless following the Sunset Trigger Date, KKR Management LLP determines in its sole discretion that the Sunset Date should occur earlier, in which case the Sunset Date shall be such earlier date of filing of an amended and/or restated certification of incorporation accelerating such date) and (ii) December 31, 2026.

“Sunset Trigger Date” means the first date on which the death or Permanent Disability of both Co-Founders has been determined to have occurred.

“Permanent Disability” means, as to any person, any mental disability or incapacity which (i) is reasonably expected to be permanent and has continued for a period of 120 consecutive days and (ii) would materially and adversely affect such person’s ability to perform, cause, or make determinations with respect to, such person’s duties and obligations that are materially relevant to such person’s then position with the KKR Group, including the voting by KKR Management LLP of the sole share of Series I Preferred Stock. Any question as to the existence, extent, or potentiality of the applicable Co-Founder’s Permanent Disability upon which such Co-Founder and the Board of Directors cannot agree shall be determined by a qualified, independent physician selected by such board and approved by such Co-Founder (or an authorized representative) (which approval shall not be unreasonably withheld, delayed or conditioned). The physician selected shall determine, according to the facts then available, whether and when a Permanent Disability has occurred. The determination of any such physician shall be final and conclusive for all purposes of this Certificate of Incorporation.

Section 15.03         Amendments.  On the Sunset Date:

A.
Section 6.04 (Non-Voting Preferred Stock) and Article XIII (Terms of Series I Preferred Stock) of this Certificate of Incorporation shall be deemed to be deleted in their entirety and all references to Section 6.04, Article XIII and any sections thereof in the other provisions of this Certificate of Incorporation shall be deemed to be deleted.

B.
References to “the Series I Preferred Stockholder,” “Series I Preferred Stockholder and its Affiliates” and “any Affiliate of the Series I Preferred Stockholder” in Article VII (Right to Acquire Stock of the Corporation) of this Certificate of Incorporation shall be deemed to be deleted and disregarded. References to “the Series I Preferred Stockholder” in Section 11.01(e) (Indemnification and Advancement) of this Certificate of Incorporation shall be replaced with, and shall be deemed to be a reference to, “KKR Management LLP.” References to “the Series I Preferred Stockholder” in Section 6.01 (Sales, Exchanges or Other Dispositions of the Corporation’s Assets), Section 6.02 (Mergers, Consolidations and Other Business Combinations), Section 8.03 (Action Without a Meeting) and Section 9.01 (Outside Activities) of this Certificate of Incorporation shall be deemed to be deleted and disregarded.

C.	The Series I Preferred Stock shall be cancelled and retired and shall not be reissued, and a Certificate of Retirement in respect of the Series I Preferred Stock shall be filed with the Delaware Secretary State, following which (subject to any increase or decrease in the authorized number of shares of any class or series of capital stock, or the creation, elimination, retirement, cancellation, reclassification or other change in respect of any class or series of capital stock, in each case occurring after the date of the original adoption of this Article XV and before the Sunset Date) Section 4.01 (Capitalization) of this Certificate of Incorporation shall be amended to read in its entirety as follows:

Section 4.01           Capitalization.

(a)          The total number of shares of all classes of stock that the Corporation shall have authority to issue is 5,000,000,000 which shall be divided into two classes as follows:

(i).	3,500,000,000 shares of common stock, $0.01 par value per share (“Common Stock”); and

(ii).	1,500,000,000 shares of preferred stock, $0.01 par value per share (“Preferred Stock”), which may be designated from time to time in accordance with this Article IV.

(b)          Common Stock may be issued from time to time by the Corporation for such consideration as may be fixed by the Board of Directors of the Corporation (the “Board of Directors”).

(c)          The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the outstanding capital stock entitled to vote thereto, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no separate vote of the holders of the Common Stock or Preferred Stock, voting together or separately as a class shall be required therefor, unless a vote of the holders of any such class or series is expressly required pursuant to this Certificate of Incorporation.

D.            Section 5.02 (Voting) of this Certificate of Incorporation shall be deemed to be amended and restated to read in its entirety as follows:

Section 5.02           Voting. Each record holder of Common Stock, as such, shall have one vote for each share of Common Stock that is Outstanding in his, her or its name on the books of the Corporation on all matters on which stockholders are entitled to vote generally. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

E.            Paragraphs (b), (c) and (f) of Section 6.03 (Amendments of the Certificate of Incorporation) of this Certificate of Incorporation shall be deemed to be amended and restated to read in their entirety as follows:

Section 6.03           Amendments of the Certificate of Incorporation.

(b)           Notwithstanding the provisions of Sections 6.03(a) and 6.06, no amendment to this Certificate of Incorporation or the Bylaws may enlarge the obligations of any stockholder without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 6.03(c).

(c)           Except as provided in Section 6.02, any amendment that would have a material adverse effect on the rights or preferences of any class of stock of the Corporation in relation to other classes of stock of the Corporation must be approved by the holders of not less than a majority of the Outstanding stock of the class affected.

(f)           Notwithstanding the provisions of Section 6.03(a), no provision of this Certificate of Incorporation that requires the vote of stockholders holding a percentage of the voting power of Outstanding Designated Stock to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of stockholders whose aggregate Outstanding Designated Stock constitutes not less than the voting or consent requirement sought to be reduced.

F.              Section 8.01 (Special Meetings) shall be deemed to be amended and restated to read in its entirety as follows:

  Section 8.01       Special Meetings. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by or at the direction of (i) the Board of Directors, or (ii) stockholders of the Corporation representing 50% or more of the voting power of the Outstanding stock of the Corporation of the class or classes for which a meeting is proposed and relating to such matters for which such class or classes are entitled to vote at such meeting. Stockholders of the Corporation shall call a special meeting by delivering to the Board of Directors one or more requests in writing stating that the signing stockholders wish to call a special meeting and indicating the purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from stockholders or within such greater time as may be reasonably necessary for the Corporation to comply with any statutes, rules, regulations, listing, agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, notice of such meeting shall be given in accordance with the DGCL. A special meeting shall be held at a time and place determined by the Board of Directors in its sole discretion on a date not less than 10 days nor more than 60 days after notice of the meeting is given. To the fullest extent permitted by law, the Board of Directors shall have full power and authority concerning the satisfaction of the foregoing requirements of this Section 8.01 and any similar matters.

G.             Section 9.02 (Approval and Waiver) shall be deemed to be amended and restated to read in its entirety as follows:

  Section 9.02        Approval and Waiver. Subject to the terms of Section 9.01, but otherwise notwithstanding anything to the contrary in this Certificate of Incorporation, (i) the engagement in competitive activities by any Indemnitee in accordance with the provisions of this Article IX is hereby deemed approved by the Corporation and all stockholders, (ii) it shall not be a breach of any Indemnitee’s duties or any other obligation of any type whatsoever of any Indemnitee if the Indemnitee engages in any such business interests or activities in preference to or to the exclusion of any Group Member, (iii) the Indemnitees shall have no obligation hereunder or as a result of any duty otherwise existing at law, in equity or otherwise to present business opportunities to any Group Member and (iv) the Corporation hereby waives and renounces any interest or expectancy in such activities such that the doctrine of “corporate opportunity” or other analogous doctrine shall not apply to (A) any such Indemnitee or (B) prior to the Sunset Date (as defined in Section 15.02), KKR Management LLP.

H.             Section 14.01    (Definitions) shall be deemed to be amended as follows:

a.
The following definitions shall be deleted in their entirety: “Majority in Interest of the Series I Preferred Stockholder,” “Non-Voting Preferred Stock,” “Series I Liquidation Value,” “Series I Preferred Stock” and “Series I Preferred Stockholder.”

b.
References in the definitions of “Designated Stock,” “Indemnitee,” “Outstanding,” “transfer” and “Transfer Agent” to Series I Preferred Stockholder shall be changed to KKR Management LLP and references to Series I Preferred Stock and Series II Preferred Stock in such definitions shall be disregarded.

Section 15.04          Other Amendments.  Effective on the Sunset Date, this Certificate of Incorporation shall be deemed amended to reflect (i) any other conforming changes relating to the changes described in this Article XV and (ii) any other changes to this Certificate of Incorporation not reflected herein as the Board of Directors may consent to with the approval of the Series I Preferred Stockholder and any other approval required by applicable law.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Incorporation to be executed by its duly authorized officer this 5th day of August, 2024.

KKR & CO. INC.

By:	/s/ Christopher Lee
Name: Christopher Lee
Title: Secretary